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[GRAPHIC OMITTED]LANGER


CONTACT:               Linda Grassia
                       Communications Manager
                       (631) 667-1200, ext. 124

FINANCIAL CONTACT:     Anthony J. Puglisi
                       Vice President and Chief Financial Officer
                       (631) 667-1200, ext. 233

FOR IMMEDIATE RELEASE

            LANGER, INC. ANNOUNCES ACQUISITION OF BENEFOOT, INC. AND
                      BENEFOOT PROFESSIONAL PRODUCTS, INC.

         Deer Park, New York -May 6, 2002- Langer, Inc. (NASDAQ:GAIT) announced today that it has acquired the net assets of Benefoot, Inc., and Benefoot Professional Products, Inc. Benefoot, Inc., designs, manufactures and distributes foot and gait-related biomechanical products, including custom-made prescription orthotic devices and non-custom made orthotic devices to healthcare professionals. Benefoot Professional Products, Inc. markets and distributes footwear products to podiatrists' patients, including custom-made Birkenstock(R) sandals and standard therapeutic shoes. Annual revenues of the combined Benefoot businesses for 2001 were approximately $7,000,000. Both companies are based in Long Island, New York. It is expected the two companies will consolidate into Langer's facilities by year end.

         The purchase price for the acquired net assets was $6,000,000, payable in cash, Langer common stock and the issuance of a promissory note, as well as the assumption of approximately $400,000 of long-term liabilities. Langer also agreed to make an additional payment of up to $1,000,000 over a two-year period based upon achievement of certain milestones. Langer expects this acquisition to be immediately accretive to earnings per share.

         Andrew H. Meyers, President and CEO of Langer stated, "We are very pleased to acquire the Benefoot business. This is an important step in executing Langer's external growth strategy. The merger of Benefoot with Langer represents the reuniting of the original founders of Langer. Combining these two organizations is intended to allow Langer to offer the most comprehensive product selection and support in the industry. This acquisition reinforces Langer's position as a premier organization in lower extremity foot care."

         Benefoot's two principals, Jason Kraus and Paul Langer, will remain in senior positions and Dr. Sheldon Langer, a co-founder of Langer, will rejoin the organization as one of the company's medical consultants. Jason Kraus and Paul Langer said, "We are excited to join Langer and provide our customers and employees the advantages of being part of one of the largest companies in the foot orthotic industry."

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         Langer, Inc., based in Deer Park, Long Island, New York with additional fabricating facilities in Brea, California and Stoke-On-Trent, UK, and a sales office in Toronto, Canada, is a leading provider of high quality orthotics and gait-related products sold to practitioners treating musculo-skeletal disorders.

         Statements in this press release may be forward-looking. Actual events will be dependent upon factors and risks including, but not limited to, the Company's ability to: manufacture and market its core products, develop new products and services; respond to new laws and regulations; implement it's strategy of growth by acquisition; as well as the Company's ability to manage uncertainties and risk factors, including those described from time to time in the Company's filings with the Securities and Exchange Commission, specifically, the Company's most recent Form 10K and its most recent 10Qs. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
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